 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-258043
PROSPECTUS
IIP OPERATING PARTNERSHIP, LP
OFFER TO EXCHANGE
$300,000,000 5.50% Senior Notes due 2026 and Guarantees that have been registered under the Securities Act of 1933, as amended (the “Securities Act”)
for $300,000,000 5.50% Senior Notes due 2026 and Guarantees
We are offering, on the terms and conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange an aggregate principal amount of up to $300,000,000 of our 5.50% Senior Notes due 2026 that have been registered under the Securities Act (the “exchange notes”), for a like principal amount of our outstanding 5.50% Senior Notes due 2026 (the “private notes”). We refer to the private notes and the exchange notes collectively in this prospectus as the “notes.” The exchange notes will represent the same debt as the private notes and we will issue the exchange notes under the same indenture as the private notes. We refer to this exchange as the “exchange offer.”
Terms of the Exchange Offer
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The exchange offer expires at 5:00 p.m., New York City time, on October 13, 2021, unless extended.

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We will exchange all of the private notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are registered under the Securities Act.

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You may withdraw tenders of the private notes at any time before the exchange offer expires.

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There should be no material U.S. federal income tax consequences to holders exchanging private notes for exchange notes, but you should see the discussion under the caption “Material U.S. Federal Income Tax Consequences” for more information.

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The terms of the exchange notes are identical in all material respects to the private notes, except that the exchange notes will be offered in an offering registered under the Securities Act, and the transfer restrictions, registration rights and additional interest provisions applicable to the private notes will not apply to the exchange notes.

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The private notes are, and the exchange notes will be, fully and unconditionally guaranteed by Innovative Industrial Properties, Inc., a Maryland corporation, IIP Operating Partnership, LP’s sole general partner, which has no material assets other than its investment in IIP Operating Partnership, LP and IIP Operating Partnership, LP’s subsidiaries.

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If you fail to tender your private notes, you will continue to hold unregistered, restricted securities for which no public market exists, and it may be difficult to transfer them, and we do not intend to apply for listing on any securities exchange or to seek quotation on any automated dealer quotation system.

Please refer to “Risk Factors” beginning on page 6 of this prospectus for a description of the risks you should consider when evaluating an investment in these securities.
We are not making this exchange offer in any state or other jurisdiction where it is not permitted.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 13, 2021.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus, as well as information that Innovative Industrial Properties, Inc. has previously filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference, is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” This information is available without charge to holders of the notes upon written or oral request to Innovative Industrial Properties, Inc., 11440 West Bernardo Court, Suite 100, San Diego, California 92127 (telephone: (858) 997-3332). In order to obtain timely delivery, noteholders must request the information no later than five business days prior to the expiration of the exchange offer contemplated by this prospectus, or October 5, 2021.
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where such private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending 90 days after such date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

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FORWARD-LOOKING STATEMENTS
This prospectus (including the documents incorporated by reference herein) contains “forward-looking statements” within the meaning of the federal securities laws. In particular, statements regarding anticipated growth in funds from operations and anticipated market and regulatory conditions, strategic direction, demographics, results of operations, plans and objectives are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases, as well as by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
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the impact of the COVID-19 pandemic, or future pandemics, on us, our business, our tenants, or the economy generally;

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our business and investment strategy;

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our projected operating results;

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actions and initiatives of the U.S. or state governments and changes to government policies and the execution and impact of these actions, initiatives and policies, including the fact that cannabis remains illegal under federal law;

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rates of default on leases for our assets;

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availability of suitable investment opportunities in the regulated cannabis industry;

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our understanding of our competition and our potential tenants’ alternative financing sources;

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the demand for regulated cannabis cultivation and processing facilities;

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concentration of our portfolio of assets and limited number of tenants;

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the estimated growth in and evolving market dynamics of the regulated cannabis market;

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the expected medical-use or adult-use cannabis legalization in certain states;

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shifts in public opinion regarding regulated cannabis;

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the additional risks that may be associated with certain of our tenants cultivating adult-use cannabis in our cultivation facilities;

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the state of the U.S. economy generally or in specific geographic areas;

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economic trends and economic recoveries;

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our ability to access equity or debt capital;

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financing rates for our target assets;

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our expected leverage;

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changes in the values of our assets;

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our expected portfolio of assets;

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our expected investments;

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interest rate mismatches between our assets and our borrowings used to fund such investments;

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changes in interest rates and the market value of our assets;

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the degree to which any interest rate or other hedging strategies may or may not protect us from interest rate volatility;

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the impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

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Innovative Industrial Properties, Inc.’s ability to maintain its qualification as a REIT for U.S. federal income tax purposes;

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our ability to maintain our exemption from registration under the Investment Company Act of 1940;

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availability of qualified personnel; and

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market trends in our industry, interest rates, real estate values, the securities markets or the general economy.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section of this prospectus entitled “Risk Factors” and those factors described in Innovative Industrial Properties, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 (the “First Quarter 2021 Form 10-Q”) and Innovative Industrial Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”) or described from time to time in our other reports filed with the SEC.

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PROSPECTUS SUMMARY
The prospectus summary below highlights information contained elsewhere or incorporated by reference in this prospectus. The prospectus summary is not complete and does not contain all the information that you should consider before deciding whether to exchange your private notes for exchange notes pursuant to the exchange offer. For a more complete understanding of our business and financial affairs, we encourage you to read this entire prospectus, including “Risk Factors,” together with the documents incorporated by reference in this prospectus, including, without limitation, the 2020 Form 10-K and First Quarter 2021 Form 10-Q, before making a decision whether to participate in the exchange offer.
Unless the context requires or otherwise indicates, references in this prospectus to “we,” “our,” “us” or “our company” refer to Innovative Industrial Properties, Inc., a Maryland corporation (“IIP”), and its consolidated subsidiaries, including IIP Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”).
You should read the following summary together with the more detailed information regarding our company and the financial statements and related notes appearing elsewhere in this prospectus or incorporated by reference in this prospectus, including under the caption “Risk Factors.”
Our Company
Overview
We own, acquire and manage specialized industrial properties leased to experienced, state-licensed operators for their regulated cannabis facilities. We have leased and expect to continue to lease our properties on a triple-net lease basis, where the tenant is responsible for all aspects of and costs related to the property and its operation during the lease term, including structural repairs, maintenance, real estate taxes and insurance.
IIP was incorporated in Maryland on June 15, 2016 and operates as a real estate investment trust, or REIT, for federal income tax purposes. IIP conducts its business through a traditional umbrella partnership real estate investment trust, or UPREIT structure, in which its properties are owned by the Operating Partnership, directly or through subsidiaries. IIP is the sole general partner of the Operating Partnership and owns, directly or through subsidiaries, 100% of the limited partnership interests in the Operating Partnership. As the sole general partner of the Operating Partnership, IIP has the full, exclusive and complete responsibility for the Operating Partnership’s day-to-day management and control. IIP has no material assets, other than its investment in the Operating Partnership. As of March 31, 2021, we had 16 full-time employees.
Our co-founder and executive chairman, Alan D. Gold, is a 35-year veteran of the real estate industry, and our senior management team has significant experience in all aspects of the real estate industry, including acquisitions, dispositions, construction, development, management, finance and capital markets.
As of March 31, 2021, we owned 68 properties that were 100% leased to state-licensed cannabis operators and comprising an aggregate of approximately 5.9 million rentable square feet (including approximately 2.1 million rentable square feet under development/redevelopment) in Arizona, California, Colorado, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Dakota, Ohio, Pennsylvania, Texas, Virginia and Washington, with a weighted-average remaining lease term of approximately 16.7 years. As of March 31, 2021, we had invested an aggregate of approximately $1.1 billion in the aggregate (excluding transaction costs) and had committed an additional approximately $330.0 million (including tenant improvements and construction costs accrued but not yet funded as of March 31, 2021) to reimburse certain tenants and sellers for completion of construction and tenant improvements at our properties.
Our principal executive office is located at 389 Center Drive, Suite 200, Park City, UT 84098. Our telephone number is (858) 997-3332. Our website is located at www.innovativeindustrialproperties.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Summary of the Exchange Offer
Below is a summary of the material terms of the exchange offer. We are offering to exchange the exchange notes for the private notes. The terms of the exchange notes offered in the exchange offer are identical in all material respects to the private notes, except that the exchange notes will be registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions with respect to registration rights applicable to the private notes will not apply to the exchange notes. For more information, see the section entitled “The Exchange Offer,” which contains a more detailed description of the terms and conditions of the exchange.
The Exchange Offer	We are offering to exchange the 5.50% Senior Notes due 2026 offered by this prospectus (the “exchange notes”) for the outstanding 5.50% Senior Notes due 2026 (the “private notes,” and together with the exchange notes, the “notes”) that are properly tendered and accepted. You may tender private notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will issue the exchange notes on or promptly after the exchange offer expires. As of the date of this prospectus, $300,000,000 principal amount of private notes is outstanding.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on October 13, 2021 (the 21st business day following commencement of the exchange offer), unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.
Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered for exchange. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement with respect to the private notes and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the SEC.
Procedures for Tendering Private Notes
If you wish to tender your private notes for exchange notes pursuant to the exchange offer, you must complete and sign a letter of transmittal in accordance with the instructions contained in the letter and forward it by mail, facsimile or hand delivery, together with any other documents required by the letter of transmittal, to the Exchange Agent (as defined below), either with the private notes to be tendered or in compliance with the specified procedures for guaranteed delivery of notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of private notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender private notes pursuant to the exchange offer. See “The Exchange Offer — Procedures for Tendering.”
Letters of transmittal and certificates representing private notes should not be sent to us. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender private notes and requests for information should be directed to the Exchange Agent. See “The Exchange Offer — Exchange Agent.”

Acceptance of the Private Notes and Delivery of the Exchange Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all private notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.
Withdrawal Rights	You may withdraw the tender of your private notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading “The Exchange Offer — Withdrawal of Tenders.”
Material U.S. Federal Income Tax Consequences	We believe that the exchange of notes will not be a taxable event for U.S. federal income tax purposes. For a discussion of material federal tax considerations relating to the exchange of notes, see “Material U.S. Federal Income Tax Consequences.”
Exchange Agent	GLAS Trust Company LLC, a limited liability company organized and existing under the laws of the State of New Hampshire, the registrar and paying agent for the notes under the indenture governing the notes, is serving as the exchange agent for the notes (the “Exchange Agent”).
Consequences of Failure to Exchange	If you do not exchange your private notes for the exchange notes, you will continue to be subject to the restrictions on transfer provided in the private notes and in the indenture governing the private notes. In general, the private notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the resale of the private notes under the Securities Act.
Registration Rights Agreement	You are entitled to exchange your private notes for the exchange notes with substantially identical terms. This exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your private notes.
We explain the exchange offer in greater detail beginning on page 15.

Summary of the Exchange Notes
Other than the transfer restrictions, registration rights and additional interest provisions relating to registration rights applicable to the private notes, the exchange notes have the same financial terms and covenants as the private notes. The exchange notes will evidence the same debt as the private notes. The exchange notes will be issued under and entitled to the benefits of the same indenture under which the private notes were issued. The brief summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the exchange notes, see the section entitled “Description of Exchange Notes.” “Subsidiary guarantors” refers to each existing subsidiary of the Operating Partnership that will guarantee the exchange notes; “guarantees” refers to the full and unconditional guarantees of the exchange notes by IIP and the subsidiary guarantors; and “exchangeable senior notes” refers to the 3.75% Exchangeable Senior Notes due 2024 issued by the Operating Partnership and guaranteed by IIP and the subsidiary guarantors.
Issuer of Notes	IIP Operating Partnership, LP, a Delaware limited partnership.
Securities Offered	$300,000,000 principal amount of 5.50% Senior Notes due 2026.
Maturity Date	May 25, 2026, unless previously redeemed or repurchased by us prior to such date.
Ranking of Notes
The exchange notes will be the Operating Partnership’s senior unsecured obligations and will rank:
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senior in right of payment to any of its future indebtedness that is expressly subordinated in right of payment to the exchange notes;

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equal in right of payment to any of its existing and future senior unsecured and unsubordinated indebtedness, including the exchangeable senior notes; and

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effectively junior in right of payment to any of its future secured indebtedness to the extent of the value of the assets securing such indebtedness.

Guarantees	The exchange notes will be fully and unconditionally guaranteed by IIP and the subsidiary guarantors. Each subsidiary guarantor is wholly owned, directly or indirectly, by the Operating Partnership. Subject to the terms of the indenture, any new subsidiary of the Operating Partnership will also guarantee the exchange notes. The guarantees will be the unsecured and unsubordinated obligations of IIP and the subsidiary guarantors and will rank equally in right of payment with other unsecured and unsubordinated obligations of each of IIP and the subsidiary guarantors, including the exchangeable senior notes. IIP and the subsidiary guarantors may be automatically and unconditionally released and discharged from their guarantee obligations with respect to the exchange notes in certain circumstances. See “Description of Exchange Notes — Guarantees; Release.” IIP has no material assets other than its investment in the Operating Partnership.
Interest
The exchange notes will bear interest at a rate of 5.50% per year. Interest will be payable semi-annually in arrears on May 15 and November 15 of each year.
We will also be required to pay additional interest on the exchange notes under the circumstances described under “Description of Exchange Notes — Interest” and “Description of Exchange Notes —
Reports” in this prospectus.

Our Redemption Rights	We may redeem the exchange notes at our option and in our sole discretion, at any time in whole or from time to time in part, at the applicable redemption price specified in this prospectus. If the exchange notes are redeemed on or after February 25, 2026, the redemption price will be equal to 100% of the principal amount of the exchange notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date. See “Description of Exchange Notes — Our Redemption Rights” in this prospectus.
Certain Covenants
The indenture governing the exchange notes contains certain covenants that, among other things, limit the Operating Partnership’s, IIP’s and our subsidiaries’ ability to:
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consummate a merger, consolidation or sale of all or substantially all of the assets of IIP, the Operating Partnership and our subsidiaries taken as a whole; and

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incur secured and unsecured indebtedness.

These covenants are subject to a number of important exceptions and qualifications. See “Description of Exchange Notes” in this prospectus for these covenants and other selected covenants applicable to the exchange notes.

Trading	The exchange notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation of the exchange notes on any automated dealer quotation system.
Book-Entry Form	The exchange notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the exchange notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.
Additional Notes	We may, without the consent of holders of the exchange notes, increase the principal amount of the exchange notes by issuing additional notes in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the exchange notes offered hereby so long as such additional notes are fungible for U.S. federal income tax purposes with the exchange notes offered hereby.
Risk Factors	See “Risk Factors” beginning on page 6 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should carefully consider that are relevant to an investment in the exchange notes.

RISK FACTORS
You should consider carefully the risks described below and the risk factors incorporated by reference in this prospectus, as well as the other information included or incorporated by reference in this prospectus, before deciding to exchange your private notes for exchange notes pursuant to the exchange offer. Certain risks related to us and our business are contained in the section entitled “Risk Factors” and elsewhere in the 2020 Form 10-K and the First Quarter 2021 Form 10-Q. Additional risks or uncertainties not presently known to us, or that we currently deem immaterial, also may impair our business operations. We cannot assure you that any of the events discussed in the risk factors below or incorporated by reference herein will not occur. If such events do occur, the value of the exchange notes may decline substantially. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”
Risks Related to the Exchange Offer
Failure to comply timely with the exchange offer procedures could prevent a holder from exchanging its private notes for exchange notes.
Holders of private notes are responsible for complying with all exchange offer procedures on a timely basis. The issuance of exchange notes in exchange for private notes will only occur upon proper completion of the procedures described in this prospectus under “The Exchange Offer.” Holders of private notes who wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedures. Neither we nor the Exchange Agent are obligated to extend the exchange offer or notify you of any failure to follow the proper procedure. Private notes that are not tendered for exchange or are tendered for exchange but not accepted will, following consummation of the exchange offer, continue to be subject to the existing restrictions upon transfer relating to the private notes.
Some noteholders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.
If you exchange your private notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities, and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, a broker-dealer that purchased private notes for its own account as part of market-making activities or other trading activities must deliver a prospectus when it sells the exchange notes it receives in exchange for private notes in the exchange offer. Our obligation to keep the registration statement of which this prospectus forms a part effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to broker-dealers wishing to resell their exchange notes.
You may have difficulty selling the private notes that you do not exchange.
If you do not exchange your private notes for exchange notes in the exchange offer, the private notes you hold will continue to be subject to the existing restrictions on transfer of the private notes. The private notes may not be offered or sold, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register the private notes under the Securities Act. We expect that, following the consummation of the exchange offer, the trading market for the private notes will be negatively affected because of the limited amount of private notes expected to remain outstanding. Consequently, you may find it difficult to sell any private notes you continue to hold or to sell such private notes at the price you desire because there will be fewer private notes outstanding. In addition, if you are eligible to exchange your private notes in the exchange offer and do not exchange your private notes in the exchange offer, you will no longer be entitled to have those outstanding private notes registered under the Securities Act.

The consummation of the exchange offer may not occur.
We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer  —  Conditions.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes.
Risks Related to the Exchange Notes
The exchange notes will be effectively subordinated to the Operating Partnership’s future secured indebtedness to the extent of the value of the collateral securing such indebtedness, which may limit our ability to satisfy our obligations under the exchange notes.
The exchange notes will be the Operating Partnership’s unsecured and unsubordinated obligations and will rank equally in right of payment with all of the Operating Partnership’s existing and future unsecured and unsubordinated indebtedness, including the exchangeable senior notes. The exchange notes will be subordinated in right of payment to the Operating Partnership’s future secured indebtedness (to the extent of the value of the collateral securing such indebtedness). Similarly, the guarantees will rank junior in right of payment to any future mortgages and other secured indebtedness of IIP and each subsidiary guarantor (to the extent of the value of the assets securing such indebtedness). As of March 31, 2021, the Operating Partnership had no secured indebtedness outstanding and had approximately $143.75 million of unsecured indebtedness outstanding, consisting solely of the aggregate principal amount of the exchangeable senior notes. Neither IIP nor the Operating Partnership’s subsidiaries had any secured indebtedness outstanding as of March 31, 2021.
Holders of any secured indebtedness that the Operating Partnership, IIP or the Operating Partnership’s subsidiaries may incur will have claims that are prior to your claims as holders of the exchange notes to the extent of the value of the assets securing such debt. If we were declared bankrupt or insolvent, or if we default under any future secured financing arrangements, the funds borrowed thereunder, together with accrued interest, could become immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the exchange notes, even if an event of default exists under the indenture governing the exchange notes at such time. In any such event, because the exchange notes are not secured by any of such assets, it is possible that there would not be sufficient assets from which your claims could be satisfied.
Our indebtedness may affect our ability to operate our business, and may have a material adverse effect on our financial condition and results of operations.
As of March 31, 2021, our total consolidated indebtedness was approximately $143.75 million aggregate principal amount, consisting solely of the exchangeable senior notes. Our indebtedness could have significant adverse consequences to us and the holders of the exchange notes, such as:
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limiting our ability to satisfy our financial obligations, including those relating to the exchange notes;

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limiting our ability to obtain additional financing to fund our working capital needs, acquisitions, capital expenditures or other debt service requirements or for other purposes;

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limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service debt;

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limiting our ability to compete with other companies who are not as highly leveraged, as we may be less capable of responding to adverse economic and industry conditions;

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restricting us from making strategic acquisitions, developing properties or exploiting business opportunities;

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restricting the way in which we conduct our business because of financial and operating covenants;

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covenants in the agreements governing our, Innovative Industrial Properties, Inc.’s and our subsidiaries’ existing and future indebtedness;

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exposing us to potential events of default (if not cured or waived) under financial and operating covenants contained in our, Innovative Industrial Properties, Inc.’s or our subsidiaries’ debt instruments that could have a material adverse effect on our business, financial condition and operating results;

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increasing our vulnerability to a downturn in general economic conditions; and

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limiting our ability to react to changing market conditions in our industry and in our tenants’ industries.

In addition to our debt service obligations, our operations may require substantial investments. Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our properties, as well as to provide capacity for the growth of our business, depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors.
The indenture governing the exchange notes contains restrictions that limit our flexibility in operating our business.
The indenture governing the exchange notes contains financial and operating covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest, including restrictions on our ability to:
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consummate a merger, consolidation or sale of all or substantially all of the assets of IIP, the Operating Partnership and the Operating Partnership’s subsidiaries taken as a whole; and

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incur additional secured and unsecured indebtedness.

These covenants may restrict our ability to expand or fully pursue our business strategies. The indenture governing the exchangeable senior notes also contains certain covenants. Our ability to comply with these and other provisions of the indenture governing the exchange notes and the indenture governing the exchangeable senior notes may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events adversely impacting us. The breach of any of these covenants, including those contained in the indenture governing the exchangeable senior notes and the indenture governing the exchange notes, could result in a default under our indebtedness, which could cause those and other obligations to become due and payable. If any of our indebtedness is accelerated, we may not be able to repay it. See “Description of Exchange Notes” in this prospectus.
Despite our existing indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks related to our indebtedness, including our inability to pay principal or interest on the exchange notes.
We may be able to incur substantial additional indebtedness in the future. Although the indenture governing the exchange notes limits our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. To the extent that we incur additional indebtedness or other such obligations, we may face additional risks associated with our indebtedness, including our possible inability to pay principal or interest on the exchange notes.
Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of exchange notes to return payments received from guarantors.
Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee, such as any of the guarantees provided by IIP and the subsidiary guarantors, could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:
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received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

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was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

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was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

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intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:
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the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

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the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

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it could not pay its debts as they become due.

The court might also void such guarantee, without regard to the above factors, if it found that a guarantor entered into its guarantee with actual or deemed intent to hinder, delay or defraud its creditors.
A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the exchange notes. If a court voided such guarantee, holders of the exchange notes would no longer have a claim against such guarantor or the benefit of the assets of such guarantor constituting collateral that purportedly secured such guarantee. In addition, the court might direct holders of the exchange notes to repay any amounts already received from a guarantor. If the court were to void the guarantees of Innovative Industrial Properties, Inc. or the subsidiary guarantors, we cannot assure you that funds would be available to pay the exchange notes from any other source.
We may not be able to generate sufficient cash flow to meet our debt service obligations.
Our ability to make payments on the exchange notes, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control.
Holders of the exchange notes and the exchangeable senior notes have the right to require us to repurchase such exchange notes for cash upon the occurrence of designated events. In addition, with respect to the exchangeable senior notes, we may be required under certain circumstances to settle exchanges of such exchangeable senior notes in cash. We expect that our future debt agreements or securities may contain similar provisions. We may not have sufficient funds to make the required repurchase or settlement, as applicable, of the exchange notes or the exchangeable senior notes in cash at the applicable time and, in such circumstances, may not be able to arrange the necessary financing on favorable terms, or at all. Similarly, IIP and the subsidiary guarantors may not have sufficient funds with which to pay such amounts in respect of their guarantees of the exchange notes or the exchangeable senior notes. In addition, the Operating Partnership’s ability to make the required repurchase or settlement may be limited by law or the terms of other debt agreements or securities, as may be IIP’s or any subsidiary guarantor’s ability to make payments in respect of its guarantee on such exchange notes. However, the Operating Partnership’s failure to make the required repurchase or settlement, as applicable, of the exchange notes or the exchangeable senior notes, and IIP’s or any subsidiary guarantor’s failure to pay such amounts pursuant to its guarantee of the exchange notes or the exchangeable senior notes, would constitute an event of default under the applicable indenture which, in turn, could constitute an event of default under other debt agreements, thereby resulting in their acceleration and required prepayment and further restricting our ability to make such payments and repurchases.

We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness, including the exchange notes and the exchangeable senior notes, or to fund our other liquidity needs. Additionally, if we incur additional indebtedness in connection with future acquisitions or development projects or for any other purpose, our debt service obligations could increase.
We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:
•
our financial condition and market conditions at the time; and

•
restrictions in the agreements governing our indebtedness.

As a result, we may not be able to refinance any of our indebtedness, including the exchange notes, on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales or other sources of cash are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the exchange notes. Accordingly, if we cannot service our indebtedness, we may have to take actions such as seeking additional equity or delaying capital expenditures, or strategic acquisitions and alliances, any of which could have a material adverse effect on our operations. We cannot assure you that we will be able to effect any of these actions on commercially reasonable terms, or at all.
There is currently no trading market for the exchange notes, and a trading market for the exchange notes may not develop or be sustained.
The exchange notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation of the exchange notes on any automated dealer quotation system. Although the initial purchasers have advised us that they intend to make a market in the exchange notes, they are not obligated to do so and may discontinue any market-making at any time without notice. Accordingly, an active trading market may not develop for the exchange notes and, even if one develops, may not be maintained. The liquidity of the trading market, if any, and future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, the financial condition, results of operations, business, prospects and credit quality of us and other comparable entities, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control. If an active trading market for the exchange notes does not develop or is not maintained, the market price and liquidity of the exchange notes is likely to be adversely affected, and holders may not be able to sell their exchange notes at desired times and prices or at all.
IIP has no significant operations and no material assets, other than its investment in the Operating Partnership.
The exchange notes will be fully and unconditionally guaranteed by IIP and the subsidiary guarantors. However, IIP has no significant operations and no material assets, other than its investment in the Operating Partnership. Furthermore, the guarantees of the exchange notes will be effectively subordinated in right of payment to all existing and future secured liabilities of us (including any entity IIP accounts for under the equity method of accounting). As of March 31, 2021, our total consolidated indebtedness was approximately $143.75 million aggregate principal amount, consisting solely of the exchangeable senior notes.
There are circumstances other than repayment, defeasance or discharge of the exchange notes under which the guarantees of the exchange notes by IIP and the subsidiary guarantors will be automatically released without consent the holders or the trustee.
IIP and the subsidiary guarantors will guarantee the Operating Partnership’s obligations under the exchange notes, including the due and punctual payment of principal of, and interest on, the exchange notes, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise. The guarantees will be unsecured and unsubordinated obligations of IIP and the subsidiary guarantors and will rank equally in right of payment with other unsecured and unsubordinated obligations of IIP and the subsidiary guarantors. IIP and the subsidiary guarantors will be automatically and unconditionally released and discharged from their respective guarantee obligations with respect to the exchange notes following delivery of a written notice by us to the trustee, upon the release of all guarantees by IIP and subsidiary guarantors of the exchangeable senior notes and any additional guarantees by IIP and subsidiary guarantors of the Operating Partnership’s senior unsecured indebtedness for borrowed money. Upon the release of the guarantees of the exchange notes by IIP and the subsidiary guarantors, holders of the exchange notes will no longer have any claim against IIP or the subsidiary guarantors, and will be creditors solely of the Operating Partnership.
An increase in interest rates could result in a decrease in the relative value of the exchange notes.
In general, as market interest rates rise, exchange notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the exchange notes and market interest rates increase, the market value of your exchange notes may decline. We cannot predict the future level of market interest rates.
We may choose to redeem the exchange notes when prevailing interest rates are relatively low.
The exchange notes are redeemable at our option and we may choose to redeem some or all of the exchange notes from time to time, especially when prevailing interest rates are lower than the rate borne by the exchange notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the exchange notes being redeemed. See “Description of Exchange Notes — Our Redemption Rights” in this prospectus.
A downgrade or elimination of the credit rating on the exchange notes could materially adversely affect the market value of the exchange notes.
The credit rating assigned to the exchange notes could change based upon, among other things, our results of operations and financial condition. This credit rating is subject to ongoing evaluation by the credit rating agency, and we cannot assure you that any rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. Moreover, this credit rating is not a recommendation to buy, sell or hold the exchange notes or any other securities. The ratings of the exchange notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or value of, the exchange notes. Actual or anticipated changes or downgrades in the credit rating on the exchange notes, including any announcement that the rating is under further review for a downgrade, could affect the market value of the exchange notes, increase our corporate borrowing costs and limit availability of capital.
We may not be able to repurchase the exchange notes upon a Change of Control Triggering Event.
Upon the occurrence of a Change of Control Triggering Event (as defined in “Description of Exchange Notes — Change of Control Triggering Event”), unless we have previously exercised our optional redemption right with respect to the exchange notes in whole, we will be required to offer to repurchase the exchange notes at a price equal to 101% of the then outstanding principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. See “Description of Exchange Notes — Change of Control Triggering Event” in this prospectus.
If we experience a Change of Control Triggering Event, we may not have sufficient financial resources available to satisfy our obligations to repurchase the exchange notes. Our failure to repurchase the exchange notes as required under the indenture governing the exchange notes would result in a default under the indenture, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the exchange notes.
Moreover, if holders of the exchange notes elect to have their exchange notes repurchased by us (or holders of our other existing and future debt securities, such as the exchangeable senior notes that have a right to require us to repurchase their securities under certain circumstances, elect to have their debt securities repurchased by us) it could cause a default under our existing or future debt, even if the Change of

Control Triggering Event itself does not result in a default under existing or future debt, due to the financial effect of such repurchase on us.
The provisions in the indenture governing the exchange notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.
While the indenture and the exchange notes contain terms intended to provide protections to holders upon the occurrence of certain events involving significant corporate transactions or our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the exchange notes. The provisions in the indenture governing the exchange notes relating to change of control transactions will not necessarily afford you protection in the event of a highly-leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of Change of Control Triggering Event in the indenture to trigger these provisions, including the requirement that the transactions be accompanied or followed within 60 days by a downgrade in, or elimination of, the rating of the exchange notes below certain levels by at least one rating agency (if the exchange notes are then rated by only one rating agency) or at least two rating agencies (if the exchange notes are then rated by two or more rating agencies). Except as described under “Description of Exchange Notes — Change of Control Triggering Event” in this prospectus, the indenture does not contain provisions that permit the holders of the exchange notes to require us to repurchase the exchange notes in the event of a takeover, recapitalization or similar transaction. Further, the definition of change of control, which is a condition precedent to a Change of Control Triggering Event, includes a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of the assets of us IIP, the Operating Partnership and our subsidiaries taken as a whole. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your exchange notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets to another individual, group or entity may be uncertain.

DISCLOSURES OF IIP OPERATING PARTNERSHIP, LP AND SUBSIDIARY GUARANTORS
In March 2020, the SEC adopted amendments to Rule 3-10 of Regulation S-X and created Rule 13-01 to simplify disclosure requirements related to certain registered guaranteed securities. As a result of the amendments to Rule 3-10 of Regulation S-X, subsidiary issuers and guarantors of obligations guaranteed by the parent are no longer required to provide separate financial statements, provided that the parent guarantee is “full and unconditional,” the subsidiary obligor and subsidiary guarantors are consolidated into the parent company’s consolidated financial statements, and the alternative disclosure required by Rule 13-01 is provided, which includes narrative disclosure to the extent material and summarized financial information, subject to certain exceptions as described below.
IIP and the subsidiary guarantors will guarantee the Operating Partnership’s obligations under the exchange notes on a full and unconditional basis, as described under the section entitled “Description of Exchange Notes.” The Operating Partnership is a wholly-owned subsidiary of IIP, and IIP owns all of its assets and conducts all of its operations through the Operating Partnership and the Operating Partnership is consolidated into IIP’s financial statements. All of the subsidiary guarantors are wholly-owned subsidiaries of the Operating Partnership, and are also consolidated into IIP’s financial statements. Based on the foregoing and because management believes that separate consolidated financial statements of the Operating Partnership and the subsidiary guarantors would be repetitive and would not provide incremental value to investors, such financial statements have not been provided. Furthermore, because the assets, liabilities and results of operations of IIP, the Operating Partnership and the subsidiary guarantors on a combined basis, are not materially different than the corresponding amounts in IIP’s consolidated financial statements, SEC rules provide that summarized financial information of the Operating Partnership and the subsidiary guarantors may also be omitted from the registration statement, of which this prospectus is a part.

USE OF PROCEEDS
The exchange offer satisfies an obligation under the registration rights agreement relating to the private notes. We will not receive cash proceeds from the issuance of the exchange notes under the exchange offer. As further described in this prospectus, in consideration for the private notes we will receive in the exchange offer we will issue an equal principal amount of exchange notes. The private notes surrendered in exchange for the exchange notes will be retired and cancelled.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
On May 25, 2021, the Operating Partnership issued $300.0 million of the private notes to BTIG, LLC and Piper Sandler & Co., the initial purchasers, pursuant to a purchase agreement. The initial purchasers subsequently sold the private notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of the private notes, we entered into a registration rights agreement with the representatives of the initial purchasers on May 25, 2021. Pursuant to the registration rights agreement, we agreed that we would:
(1)
use commercially reasonable efforts to file an exchange offer registration statement with the SEC on or prior to July 24, 2021;

(2)
use commercially reasonable efforts to cause the exchange offer registration statement to become effective on or prior to November 21, 2021;

(3)
use commercially reasonable efforts to cause the exchange offer to be consummated within 60 days after the exchange offer registration statement is declared effective; and

(4)
in some circumstances, file a shelf registration statement providing for the sale of the private notes by the holders thereof.

Upon the effectiveness of the exchange offer registration statement, we will offer the exchange notes in exchange for the private notes. A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.
Eligibility; Transferability
We are making the exchange offer in reliance on the interpretations of the SEC set forth in several no-action letters issued to third parties, including Morgan Stanley & Co., Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993). However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such exchange notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:
•
you are, or the person or entity receiving such exchange notes is, acquiring such exchange notes in the ordinary course of business;

•
you do not, nor does any such person or entity, have an arrangement or understanding with any person or entity to participate in any distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•
you are not, nor is any such person or entity, our affiliate (as such term is defined under Rule 405 under the Securities Act); and

•
you are not acting on behalf of any person or entity who could not truthfully make these statements.

To participate in the exchange offer, you must represent as the holder of private notes that each of these statements is true.
We have not entered into any arrangement or understanding with any person who will receive exchange notes in this exchange offer to distribute those securities following completion of the offer. We are not aware of any person that will participate in the exchange offer with a view to distribute the exchange notes. Any holder of private notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:
•
will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes and must be identified as an underwriter in the prospectus, unless the sale or transfer is made pursuant to an exemption from those requirements.

Any broker-dealer that participates in the exchange offer with respect to private notes acquired for its own account as a result of market-making activities or other trading activities and who receives exchange notes in exchange for such private notes may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the exchange notes received in exchange for the initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the expiration date of the exchange offer, we will amend or supplement this prospectus in order to expedite or facilitate the disposition of any exchange notes by such broker-dealers. See “Plan of Distribution.”
This prospectus may be used for an offer for resale, resale or other transfer of exchange notes only as specifically set forth in this prospectus.
Terms of the Exchange Offer
Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept any and all private notes validly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding private notes surrendered pursuant to the exchange offer. You may tender private notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The form and terms of the exchange notes are the same as the form and terms of the private notes except that:
•
we will register the exchange notes under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

•
holders of the exchange notes will not be entitled to any of the rights of holders of private notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.

The exchange notes will evidence the same debt as the private notes and will be issued under the same indenture, so the exchange notes and the private notes will be treated as a single class of debt securities under the indenture.
As of the date of this prospectus, $300.0 million in aggregate principal amount of the private notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the private notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the private notes entitled to participate in the exchange offer.
You do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.
We will be deemed to have accepted validly tendered private notes when, as and if we have given written notice of acceptance to the Exchange Agent. The Exchange Agent will act as your agent for the purposes of receiving the exchange notes from us.
If you tender private notes in the exchange offer you will not be required to pay brokerage commissions or fees with respect to the exchange of private notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer.

Expiration Date; Extensions; Amendments
The term “expiration date” will mean 5:00 p.m., New York City time on October 13, 2021 (the 21st business day following commencement of the exchange offer), unless we, in our sole discretion, extend the exchange offer, in which case the term expiration date will mean the latest date and time to which we extend the exchange offer.
To extend the exchange offer, we will notify the Exchange Agent and each registered holder of any extension in writing by a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The notice of extension will disclose the aggregate principal amount of the private notes that have been tendered as of the date of such notice.
We reserve the right, in our reasonable discretion:
•
to delay accepting any private notes due to an extension of the exchange offer; or

•
if any conditions listed below under “— Conditions” are not satisfied, to terminate the exchange offer,

in each case by written notice of the delay, extension or termination to the Exchange Agent and by press release or other public announcement.
We will follow any delay in acceptance, extension or termination as promptly as practicable by written notice to the registered holders by a press release or other public announcement. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.
Interest on the Exchange Notes
The exchange notes will bear interest at the same rate and on the same terms as the private notes. Consequently, the exchange notes will bear interest at a rate equal to 5.50% per year (calculated using a 360-day year). Interest will be payable on the exchange notes semi-annually on each May 15 and November 15.
Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the private notes or, if no interest has been paid on the private notes, from the date of initial issuance of the private notes. We will deem the right to receive any interest accrued but unpaid on the private notes waived by you if we accept your private notes for exchange.
Procedures for Tendering
Valid Tender
Except as described below, a tendering holder must, prior to the expiration date, transmit to GLAS Trust Company LLC, the Exchange Agent, at the address listed under the heading “— Exchange Agent”:
•
a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•
if the private notes are tendered in accordance with the book-entry procedures listed below, an agent’s message.

In addition, a tendering holder must:
•
deliver certificates, if any, for the private notes to the Exchange Agent at or before the expiration date; or

•
deliver a timely confirmation of book-entry transfer of the private notes into the Exchange Agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•
comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.
If the letter of transmittal is signed by a person other than the registered holder of private notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The private notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the private notes must be signed exactly as the name of any registered holder appears on the private notes.
If the letter of transmittal or any private notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.
By tendering private notes pursuant to the exchange offer, each holder will represent to us that, among other things, the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes. In the case of a holder that is not a broker-dealer, that holder, by tendering private notes pursuant to the exchange offer, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.
The method of delivery of private notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or private notes to us.
If you are a beneficial owner whose private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the private notes by causing DTC to transfer the private notes into the Exchange Agent’s account, including by means of DTC’s Automated Tender Offer Program.
Signature Guarantees
Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the private notes surrendered for exchange are tendered:
•
by a registered holder of the private notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•
for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other “signature guarantee program” as may be determined by the registrar for the notes in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.
Book-Entry Transfer
The Exchange Agent will make a request to establish an account for the private notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of private notes by causing

DTC to transfer those private notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered private notes into the Exchange Agent’s account at DTC and then send to the Exchange Agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.
Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:
•
be transmitted to and received by the Exchange Agent at the address listed under “— Exchange Agent” at or prior to the expiration date; or

•
comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Exchange Agent.
Guaranteed Delivery
If a registered holder of private notes desires to tender the private notes, and the private notes are not immediately available, or time will not permit the holder’s private notes or other required documents to reach the Exchange Agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:
•
the tender is made through an eligible institution;

•
prior to the expiration date, the Exchange Agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

1.
stating the name and address of the holder of private notes and the amount of private notes tendered;

2.
stating that the tender is being made; and

3.
guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered private notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•
the certificates for all physically tendered private notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or any agent’s message, and all other documents required by the letter of transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the expiration date.

Determination of Validity
We will determine in our sole discretion all questions as to the validity, form and eligibility of private notes tendered for exchange. This discretion extends to the determination of all questions concerning the time of receipt, acceptance and withdrawal of tendered private notes. These determinations will be final and binding. We reserve the absolute right to reject any and all private notes not properly tendered or any private notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular private note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular private note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, you must cure any defects or irregularities with respect to tenders of private notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of private notes, neither we, the Exchange Agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of private notes to have been made until you cure any defects or irregularities.
Other Rights
While we have no present plan to acquire any private notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under “— Conditions,” and, to the extent permitted by applicable law, purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.
Acceptance of Private Notes for Exchange; Issuance of Exchange Notes
Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration date, all private notes properly tendered. We will issue the exchange notes promptly after acceptance of the private notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered private notes for exchange when, as and if we have given oral or written notice to the Exchange Agent, with prompt written confirmation of any oral notice.
In all cases, issuance of exchange notes for private notes will be made only after timely receipt by the Exchange Agent of:
•
certificates for the private notes, or a timely book-entry confirmation of the private notes, into the Exchange Agent’s account at the book-entry transfer facility;

•
a properly completed and duly executed letter of transmittal or an agent’s message; and

•
all other required documents.

For each private note accepted for exchange, the holder of the private note will receive an exchange note having a principal amount equal to that of the surrendered private note.
Return of Notes
Unaccepted or non-exchanged private notes will be returned without expense to the tendering holder of the private notes. In the case of private notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged private notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.
Withdrawal of Tenders
Except as otherwise provided in this prospectus, you may withdraw tenders of private notes at any time before 5:00 p.m., New York City time, on the expiration date.
For a withdrawal to be effective, the Exchange Agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under “— Exchange Agent” before the expiration date. Any notice of withdrawal must:
•
specify the name of the person, referred to as the depositor, having tendered the private notes to be withdrawn;

•
identify the private notes to be withdrawn, including the certificate number or numbers and principal amount of the private notes;

•
contain a statement that the holder is withdrawing its election to have the private notes exchanged;

•
be signed by the holder in the same manner as the original signature on the letter of transmittal by which the private notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the private notes register the transfer of the private notes in the name of the person withdrawing the tender; and

•
specify the name in which the private notes are registered, if different from that of the depositor.

If certificates for private notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If private notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn private notes.
We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn private notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect to those private notes, unless you validly retender the withdrawn private notes. You may retender properly withdrawn private notes by following the procedures described above under “— Procedures for Tendering” at any time before 5:00 p.m., New York City time, on the expiration date.
Conditions
Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and may terminate the exchange offer as provided in this prospectus before the expiration of the exchange offer, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.
If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:
•
refuse to accept any private notes and return all tendered private notes to you;

•
extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the private notes; or

•
waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.
Termination of Rights
All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer, except with respect to our continuing obligations:
•
to indemnify you and parties related to you against liabilities, including liabilities under the Securities Act; and

•
to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the notes pursuant to Rule 144A.

Shelf Registration
In the event that:
(1)
we and IIP determine that an exchange offer is not available or may not be completed because it would violate any applicable law or applicable interpretations of the SEC;

(2)
an exchange offer is not for any other reason completed on or prior to January 20, 2022; or

(3)
we receive a request from any initial purchaser of the private notes that represents that it holds private notes that are or were ineligible to be exchanged for the exchange notes in the exchange offer, we and IIP shall use our commercially reasonable efforts to cause to be filed with the SEC as soon as practicable after such determination, date or request, as the case may be, but in no event later than 30 days after such determination, date or request, a shelf registration statement providing for the sale of all the registrable securities by the holders thereof and to have such shelf registration statement declared effective by the SEC no later than 90 days after such determination, date or request; provided that no holder shall be entitled to have its registrable securities covered by such shelf registration statement unless such holder has satisfied certain conditions relating to the provision of information in connection with the shelf registration statement.
For purposes of this prospectus, “registrable securities” shall mean the private notes; provided that the private notes shall cease to be registrable securities (a) when a registration statement with respect to such private notes has been declared effective under the Securities Act and such private notes have been exchanged or disposed of pursuant to such registration statement, (b) when such private notes are eligible to be sold pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act or (c) when such private notes cease to be outstanding.
Liquidated Damages
If:
(1)
we fail to file any of the registration statements required by the registration rights agreement on or prior to the date specified for such filing;

(2)
any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the effectiveness target date);

(3)
we fail to consummate the exchange offer within 60 business days of the effectiveness target date with respect to the exchange offer registration statement;

(4)
the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the registrable securities during the periods specified in the registration rights agreement; or

(5)
we, IIP or any subsidiary guarantor through our omission fail to name as a selling securityholder any holder of registrable securities that has complied timely with its obligations hereunder in a manner to entitle such holder to be named in the shelf registration statement that we are required to file (each such event referred to in clauses (1) through (5) above, a registration default), then we will pay liquidated damages to each holder of registrable securities and notify the trustee that liquidated damages apply to the registrable securities.
With respect to the first 90-day period immediately following the occurrence of the first registration default, liquidated damages will be paid in an amount equal to one quarter of one percent (0.25%) per annum of the principal amount of the registrable securities. The amount of the liquidated damages will increase by an additional one quarter of one percent (0.25%) per annum of the principal amount of registrable securities with respect to the subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of one half of one percent (0.5%) per annum of the principal amount of registrable securities.
All accrued liquidated damages will be paid by us on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of registrable securities in the form of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.
Following the cure of all registration defaults, the accrual of liquidated damages will cease.

Exchange Agent
We have appointed GLAS Trust Company LLC, a limited liability company organized and existing under the laws of the State of New Hampshire, as exchange agent for the exchange offer of notes. All executed letters of transmittal and any other required documents should be directed to the Exchange Agent at the address or facsimile number set forth below. You should direct questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the Exchange Agent addressed as follows:
GLAS Trust Company LLC
By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Facsimile Transmission (for eligible institutions only):
GLAS TRUST COMPANY LLC 3 Second Street, Suite 206 Jersey City, NJ 07311 Attn.: Transaction Management for IIPR Email: clientservices.americas@glas.agency	212-202-6246 Attn: Transaction Management for IIPR Fax cover sheets should provide a call back number and request a call back, upon receipt. Confirm receipt by calling: 201-839-2200
For Information Call:
201-839-2200
Fees and Expenses
We will bear the expenses of soliciting tenders. We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.
We will pay the cash expenses incurred in connection with the exchange offer. These expenses include registration fees, fees and expenses of the Exchange Agent and the trustee, accounting and legal fees and printing costs, among others.
We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the private notes pursuant to the exchange offer, then you must pay the amount of the transfer taxes. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to you.
Consequence of Failures to Exchange
Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Private notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:
•
to us, IIP, or one of our subsidiaries;

•
for so long as the private notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person whom the seller reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A and otherwise in a transaction meeting the requirements of Rule 144A;

•
pursuant to a registration statement that has been declared effective under the Securities Act;

•
pursuant to offers and sales that occur outside the United States to non-U.S. persons within the meaning of Regulation S under the Securities Act; or

•
pursuant to another available exemption from the registration requirements of the Securities Act, subject to our and the trustee’s right prior to any such offer, sale or transfer to require the delivery of an opinion of counsel and/or other information satisfactory to each of us or the trustee.

In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.
Accounting Treatment
The exchange notes will be recorded at the same carrying value as the private notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized.

DESCRIPTION OF EXCHANGE NOTES
As used in this section, the terms “we,” “us,” “our” or “IIP Operating Partnership, LP” refer to IIP Operating Partnership, LP and not to any of its subsidiaries. Unless the context requires otherwise, references to “notes” mean the exchange notes, the term “interest” includes additional interest, if any, as described below and references to dollars mean U.S. dollars.
The following description summarizes certain terms and provisions of the notes, the guarantees and the indenture, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the notes, the guarantees and the indenture, which are incorporated herein by reference. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes or the indenture, as applicable.
The terms of the exchange notes are identical in all material respects to the private notes, except that (1) the exchange notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the initial notes and (2) holders of the exchange notes will not be entitled to certain rights of holders of private notes under the provisions of the registration rights agreement relating to the private notes.
General
We issued the private notes and will issue the exchange notes pursuant to an indenture, dated as of May 25, 2021, among IIP Operating Partnership, LP, as issuer, IIP and our subsidiaries, as guarantors, and GLAS Trust Company LLC, as trustee. You may request copies of the indenture and the form of the notes from us.
The notes will be issued only in fully registered, book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, except under the limited circumstances described below under “— Book-Entry, Delivery and Form.” The registered holder of a note will be treated as its owner for all purposes.
If any interest payment date, stated maturity date, redemption date or Change of Control Payment Date (as defined below) is not a business day, the payment otherwise required to be made on such date will be due on the next business day without any additional payment as a result of such delay. The term “business day” means, with respect to any note, any day, other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close. All payments will be made in U.S. dollars.
The notes will be fully and unconditionally guaranteed by IIP and the subsidiary guarantors on an unsecured and unsubordinated basis. See “— Guarantees; Release” below.
The terms of the notes provide that we are permitted to reduce interest payments and payments upon a redemption of notes otherwise payable to a holder for any amounts we are required to withhold by law. For example, non-U.S. holders of the notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the notes. We will set-off any such withholding tax that we are required to pay against payments of interest payable on the notes and payments upon a redemption of notes.
Ranking
The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, including the exchangeable senior notes. However, the notes will be effectively subordinated in right of payment to any future secured indebtedness (to the extent of the value of the collateral securing such indebtedness). The notes will also be effectively subordinated in right of payment to all existing and future secured indebtedness of IIP and our subsidiaries. As of March 31, 2021, we had no secured indebtedness outstanding and had approximately $143.75 million of unsecured indebtedness outstanding, consisting solely of the aggregate principal amount of the exchangeable senior notes.

Except as described under “— Certain Covenants” and “— Merger, Consolidation or Sale,” the indenture governing the notes does not prohibit us, IIP or any of our subsidiaries from incurring additional indebtedness or issuing preferred equity in the future, nor does the indenture afford holders of the notes protection in the event of (1) a recapitalization transaction or other highly leveraged or similar transaction, (2) a change of control of us or (3) a merger, consolidation, reorganization, restructuring or transfer or lease of substantially all of our assets or similar transaction that may adversely affect the holders of the notes. We may, in the future, enter into certain transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may increase the amount of our indebtedness or substantially change our assets, which may have an adverse effect on our ability to service our indebtedness, including the notes. See “Risk Factors — Risks Related to the Notes.” Despite our substantial indebtedness, we, IIP or our subsidiaries may still incur significantly more debt, which could exacerbate any or all of the risks related to our indebtedness, including our inability to pay principal or interest on the notes.
Additional Notes
The notes will initially be limited to an aggregate principal amount of $300 million.
We may, without the consent of the holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions (except for any difference in the issue date, issue price and interest accrued prior to the issue date of the additional notes, and, if applicable, the first interest payment date), and with the same CUSIP number as the notes offered hereby so long as such additional notes are fungible for U.S. federal income tax purposes with the notes offered hereby. The notes offered pursuant to this prospectus and any additional notes of such series would rank equally and ratably in right of payment and would be treated as a single series of debt securities for all purposes under the indenture.
Interest
Interest on the notes will accrue at the rate of 5.50% per year and will be payable semi-annually in arrears on May 15 and November 15 of each year. The interest so payable will be paid to each holder in whose name a note is registered at the close of business on the May 1 or November 1 (whether or not a business day) immediately preceding the applicable interest payment date. In addition, we may be required to pay additional interest on the notes as provided below and under “— Reports.”
If any interest payment date, maturity or redemption date or Change of Control Payment Date falls on a day that is not a business day, the required payment shall be due on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable from and after such interest payment date, maturity or redemption date or Change of Control Payment Date, as the case may be, to such next business day.
If we redeem the notes in accordance with the terms of such note, we will pay accrued and unpaid interest and premium, if any, to the holder that surrenders such note for redemption. However, if a redemption falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest and premium, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date.
Pursuant to the terms of the indenture, if a Debt Rating (as defined below) is downgraded or withdrawn entirely as of the beginning of any six-month interest period under the notes, interest on the notes will accrue during such six-month interest period based upon the Debt Rating as set forth below:
Debt Rating	Interest Rate
BB+ (or the equivalent) or lower, but higher than B+ (or the equivalent)	6.0% (an increase of 50 basis points over the initial interest rate on the notes)
B+ (or the equivalent) or lower	6.25% (an increase of 75 basis points over the initial interest rate on the notes)
No rating	6.50% (an increase of 100 basis points over the initial interest rate on the notes)

For purposes of this interest rate provision, “Debt Rating” means, as of any date of determination, the rating as determined by a minimum of one nationally recognized statistical rating organization, including Egan Jones, S&P, Moody’s or Fitch (each as defined below) (individually, a “Debt Rating” and collectively, the “Debt Ratings”) of the notes; provided that (1) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the interest rate for the higher of such Debt Ratings shall apply, and (2) if there is a split in Debt Ratings of more than one level, then the interest rate that is one level lower than the higher Debt Rating shall apply.
Each change in the interest rate resulting from a publicly-announced change in the Debt Rating shall be effective commencing as of the beginning of the first six-month interest period following the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. We will pay the additional interest to holders entitled thereto in the same manner as interest is paid on the notes.
Maturity
The notes will mature on May 25, 2026 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless earlier repurchased or redeemed by us at our option as described under “— Our Redemption Rights” below. The notes will not be entitled to the benefits of, or be subject to, any sinking fund.
Our Redemption Rights
We may redeem the notes at our option and in our sole discretion at any time in whole or from time to time in part. Prior to the applicable Par Call Date (as defined below), the redemption price will equal the greater of:
•
100% of the principal amount of the notes being redeemed; or

•
as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) that would be due if the notes matured on the applicable Par Call Date discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of 12 30-day months) at the applicable Adjusted Treasury Rate (as defined below) plus 50 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the applicable redemption date; provided, however, that if the redemption date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, if any (plus additional interest, if applicable), on such interest payment date to the holder of record at the close of business on the corresponding record date (instead of the holder surrendering its notes for redemption).

Notwithstanding the foregoing, if the notes are redeemed on or after the applicable Par Call Date, the redemption price will be equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date.
As used herein:
“Adjusted Treasury Rate” means, on any redemption date, the rate per year, as determined by the Quotation Agent, equal to:
•
the yield, under the heading that represents the weekly average yield (being, if not reported as a weekly average yield, the average of the five most recent daily reported yields), appearing in the most recently published statistical release designated “H.15” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from those yields on a straight-line basis rounding to the nearest month; or

•
if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Adjusted Treasury Rate will be calculated at 5:00 p.m. (New York City time) on the third business day preceding the date of the notice of redemption by the Quotation Agent.
“Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.
“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.
“Par Call Date” means February 25, 2026 (the date that is three months prior to the maturity date).
“Quotation Agent” means the Reference Treasury Dealer appointed by us.
“Reference Treasury Dealer” means, (1) BTIG, LLC, its successor or one of its affiliates, (2) Piper Sandler & Co., its successor or one of its affiliates, (3) a Primary Treasury Dealer (as defined below) selected by GLAS Trust Company LLC, its successor or one of its affiliates and (4) any one other Primary Treasury Dealers selected by us; provided, however, that if any of the Reference Treasury Dealers referred to in clauses (1) – (3) for the notes ceases to be a primary U.S. Government securities dealer (“Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such date of the notice of redemption.
“Remaining Life” means the remaining term of the notes to be redeemed, calculated as if the maturity date of such notes were the applicable Par Call Date.
Notice of any redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed, except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. Notice of any redemption may, in our discretion, be subject to one or more conditions precedent, including completion of a corporate transaction. In such event, the related notice of redemption will describe each such condition and, if applicable, will state that, in our discretion, the date of redemption may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption as so delayed.
If we decide to redeem the notes in part, the trustee will select the notes to be redeemed (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof) on a pro rata basis or such other method it deems fair and appropriate or is required by the depository for the notes.
In the event of any redemption of the notes in part, we will not be required to:
•
issue or register the transfer or exchange of any note during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of such notes selected for redemption and ending at the close of business on the day of such mailing; or

•
register the transfer or exchange of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

If the paying agent holds funds sufficient to pay the redemption price of notes on the redemption date, then on and after such date:
•
such notes will cease to be outstanding;

•
interest on such notes will cease to accrue; and

•
all rights of holders of such notes will terminate except the right to receive the redemption price;

in each case, whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.
We will not redeem the notes on any date if the principal amount of the notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date.
Without limiting the foregoing, we may also, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us, IIP or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements or otherwise, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered outstanding under the indenture upon their repurchase.
Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event, unless we or a third party has previously or concurrently delivered a redemption notice with respect to all of the outstanding notes as described under “— Our Redemption Rights,” we will be required to offer to repurchase the notes, as described below (the “Change of Control Offer”), at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.
Within 30 days following the date upon which the Change of Control Triggering Event occurs, we must send, or cause the trustee to send, a notice to each holder, with a copy to the trustee (if we send such notice), which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the repurchase date, which must be no earlier than 15 days nor later than 60 days after the date such notice is delivered, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note repurchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed and specifying the portion (equal to $2,000 and integral multiples of $1,000 in excess thereof) of such holder’s notes that it agrees to sell to us pursuant to the Change of Control Offer, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.
If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay the repurchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event we are required to repurchase outstanding notes pursuant to a Change of Control Offer, we expect that we would seek third-party financing to the extent we do not have available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing. In addition, there can be no assurance that we would be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding indebtedness that may in the future prohibit the Change of Control Offer. The failure to consummate a Change of Control Offer would constitute an Event of Default under the indenture. See “Risk Factors — Risks Related to the Notes — We may not be able to repurchase the notes upon a Change of Control Triggering Event” for more information.
One of the events that constitutes a Change of Control under the indenture is the disposition of “all or substantially all” of the assets of IIP, us and our subsidiaries taken as a whole. This term has not been interpreted under New York law, which is the governing law of the indenture, to represent a specific quantitative test. As a consequence, if holders of the notes assert that we are required to make a Change of Control Offer and we elect to contest such assertion, there is uncertainty as to how a court interpreting New York law would interpret the term. Neither IIP’s board of directors nor the trustee may waive the covenant for us to make a Change of Control Offer following a Change of Control Triggering Event. Certain restrictions in the indenture related to our ability to incur additional secured indebtedness and to grant liens on our properties may also make more difficult or discourage a takeover of us, whether favored or opposed by the management or IIP’s stockholders. There can be no assurance that we or the acquiring party will have sufficient financial resources to effect a Change of Control Offer. Such restrictions may, in certain circumstances, make more difficult or discourage any leveraged buyout of us or any of our subsidiaries by their respective management. However, the indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, amalgamation, restructuring, merger or similar transaction.
We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding any provision hereof to the contrary, we (or a third party) may make a Change of Control Offer in advance of, and conditioned upon, any Change of Control Triggering Event.
We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture related to a Change of Control Offer, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the indenture by virtue thereof.
As used herein:
“Change of Control” means the occurrence of one or more of the following events:
•
any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of IIP, us and our subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture), other than to any subsidiaries of IIP;

•
the approval by the holders of capital stock of IIP of any plan or proposal for the liquidation or dissolution of IIP (whether or not otherwise in compliance with the provisions of the indenture); or

•
any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of IIP, other than in connection with a transaction or series of related transactions effected to form a holding company of IIP, if the stockholders of such holding company immediately after such transaction or series of related transactions are substantially the same as the stockholders of IIP immediately prior to such transaction or series of related transactions.

“Change of Control Triggering Event” means, in each case, the occurrence of both (1) a Change of Control and (2) a Rating Event.
“Egan Jones” means Egan-Jones Ratings Company, or any successor to the rating agency business thereof.
“Fitch” means Fitch Ratings Inc., or any successor to the rating agency business thereof.
“Investment Grade Rating” means a rating equal to or greater than BBB- by Egan Jones, S&P and Fitch and Baa3 by Moody’s or, in each case, the equivalent thereof under any new ratings system if the ratings system of any such agency shall be modified after the closing date of this offering, or the equivalent rating of any other Rating Agency selected by us as provided in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.
“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.
“Rating Agency” means (1) each of Egan Jones, Fitch, Moody’s and S&P and (2) if Egan Jones, Fitch, Moody’s or S&P ceases to rate the notes for reasons outside of our control, a “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act selected by us as a replacement agency for Egan Jones, Fitch, Moody’s or S&P, as the case may be.
“Rating Event” means the notes are downgraded by at least one rating category from the applicable rating of such notes on the first day of the Trigger Period by one of the Rating Agencies (if the notes are then only rated by one Rating Agency) or by at least two of the Rating Agencies (if the notes are then rated by two or more of the Rating Agencies) and/or cease to be rated by all of the Rating Agencies, in each case, on any date during the Trigger Period; provided that a Rating Event will not be deemed to have occurred unless the rating category of the notes is below an Investment Grade Rating by one of the Rating Agencies (if the notes are then only rated by one Rating Agency) or by at least two of the Rating Agencies (if the notes are then rated by two or more of the Rating Agencies); provided, further, that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control if each applicable downgrading Rating Agency does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result of the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Rating Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated; provided that in the event that a Rating Agency does not provide a rating of the notes on the first day of the Trigger Period, such absence of rating shall be treated as both a downgrade in the rating of the notes below an Investment Grade Rating by such Rating Agency and a downgrade that results in such notes no longer being rated at the rating category in effect on the first day of the Trigger Period by such Rating Agency, in each case, and shall not be subject to the second proviso in the immediately preceding sentence. The trustee shall have no obligation to determine whether a Rating Event has occurred.
“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.
“Trigger Period” means the 60-day period commencing on the earlier of (1) the occurrence of a Change of Control or (2) the first public announcement of the occurrence of a Change of Control or our intention to effect a Change of Control (which Trigger Period will be extended so long as the ratings of the notes are under publicly-announced consideration for possible downgrade by any of the Rating Agencies); provided that the Trigger Period will terminate with respect to each Rating Agency when such Rating Agency takes action (including affirming its existing ratings) with respect to such Change of Control.
Certain Covenants
Limitation on Total Outstanding Debt.   The indenture provides that the aggregate principal amount of all of our, IIP’s and our subsidiaries’ outstanding Debt on a consolidated basis determined in accordance with generally accepted accounting principles, as of the close of business on the last day of each fiscal quarter, shall not be greater than 60% of Total Assets as of the end of such fiscal quarter.
Secured Debt.   In addition to the foregoing limitation on our total outstanding Debt, the indenture provides that the aggregate principal amount of all of our, IIP’s and our subsidiaries’ outstanding Debt on a consolidated basis determined in accordance with generally accepted accounting principles, as of the close of business on the last day of each fiscal quarter, which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on our, IIP’s or our subsidiaries’ property, shall not be greater than 40% of Total Assets as of the end of such fiscal quarter; provided that for purposes of this limitation, the amount of obligations under capital leases shown as a liability on our consolidated balance sheet shall be deducted from Debt and from Total Assets.

Ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge.   Furthermore, the indenture provides that the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge, as of the last day of each fiscal quarter, for the four consecutive fiscal quarters then ended, shall not be less than 1.5 to 1.0, on an unaudited pro forma basis, and calculated on the assumption that: (1) any Debt incurred by us, IIP and our subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (2) the repayment or retirement of any other Debt by us, IIP and our subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (3) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period, with the appropriate adjustments with respect to such acquisition being included in such unaudited pro forma calculation; and (4) in the case of any acquisition or disposition by us, IIP or our subsidiaries of any asset or group of assets or other placement of any assets in service (including, without limitation, execution of a new agreement or an amendment to an existing agreement to provide an additional tenant improvement allowance or construction funding to a tenant at a property) or removal of any assets from service by us, IIP or any of our subsidiaries since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition, disposition, placement in service, new agreement, amendment to an existing agreement or removal from service, or any related repayment of Debt had occurred as of the first day of such period, with the appropriate adjustments with respect to such acquisition, disposition, placement in service, new agreement, amendment to an existing agreement or removal from service, being included in such unaudited pro forma calculation.
Maintenance of Unencumbered Total Asset Value.   The indenture provides that we, together with IIP and our subsidiaries, will at all times maintain an Unencumbered Total Asset Value in an amount not less than 150% of the aggregate outstanding principal amount of all of our, IIP’s and our subsidiaries’ unsecured Debt, taken as a whole.
Insurance.   The indenture provides that we will, and will cause IIP and each of our subsidiaries to, maintain insurance against such risks and in such amounts as is customarily maintained by persons engaged in similar businesses or as may be required by applicable law.
As used herein:
“Acquired Debt” means Debt of a person (1) existing at the time such person becomes a subsidiary or (2) assumed in connection with the acquisition of assets from such person, in each case, other than Debt incurred in connection with, or in contemplation of, such person becoming a subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a subsidiary.
“Annual Debt Service Charge” as of any date means the amount of interest expense, to the extent payable in cash, determined on a consolidated basis in accordance with generally accepted accounting principles.
“Consolidated Income Available for Debt Service” means, for any period, Earnings from Operations of us, IIP and our subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (1) Annual Debt Service Charge of us, IIP and our subsidiaries, (2) provision for taxes of us, IIP and our subsidiaries based on income, (3) provisions for gains and losses on properties and depreciation, amortization and other non-cash items deducted in the calculation of Earnings from Operations, including, without limitation, stock-based compensation expense, (4) increases in deferred taxes and other non-cash items (other than, for the avoidance of doubt, the accrual of revenue in accordance with generally accepted accounting principles), (5) depreciation and amortization with respect to interests in joint venture and partially owned entity investments, (6) the effect of any charge resulting from a change in accounting principles in determining Earnings from Operations for such period, (7) amortization of deferred charges, (8) unusual and/or non-recurring items deducted in the calculation of Earnings from Operations, (9) the amount of fees, costs and expenses incurred in connection with any acquisition, any disposition, any investment, any incurrence, issuance, repayment, amendment or modification of Debt

(including make-whole amounts, prepayment premiums and similar amounts) or any issuance, redemption or other retirement of equity interests during such period and (10) the amount of (a) any restructuring, impairment and/or settlement charges and expenses, (b) any casualty or condemnation event and (c) any losses, charges and expenses in respect of discontinued operations.
“Debt” means any of our, IIP’s or any of our subsidiaries’ indebtedness in respect of (without duplication) (1) borrowed money evidenced by bonds, notes, debentures or similar instruments, (2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us, IIP or any subsidiary, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by such person) of the property subject to such mortgage, pledge, lien, charge, encumbrance or security interest, (3) non-contingent reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, excluding (i) trade and similar accounts payable and accrued expenses, in each case arising in the ordinary course of business, (ii) accrued pension cost, employee compensation and benefits and postretirement health care obligations arising in the ordinary course of business, and (iii) obligations in respect of customer advances, or (4) any lease of property by us, IIP or any of our subsidiaries as lessee which is reflected on our consolidated balance sheet as a financing lease, in accordance with generally accepted accounting principles (and that, for the avoidance of doubt, would have constituted a financing or capital lease in conformity with generally accepted accounting principles as applicable immediately prior to giving effect to FASB Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) (February 2016)); but only to the extent that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles. The term “Debt” also includes, to the extent not otherwise included, any obligation of us, IIP or any of our subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business or for the purposes of guaranteeing the payment of all amounts due and owing pursuant to leases to which we are a party and have assigned our interest, provided that such assignee of ours is not in default of any amounts due and owing under such leases), Debt of another person (other than us, IIP or any of our subsidiaries) (it being understood that Debt shall be deemed to be incurred by us, IIP or any of our subsidiaries whenever we, IIP or such subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof). Notwithstanding the foregoing, Debt shall not include (i) earnouts and holdbacks in connection with acquisitions; (ii) legally defeased, discharged and/or redeemed indebtedness; or (iii) interest, fees, make-whole amounts, premium, charges or expenses, if any, relating to the principal amount of indebtedness.
“Earnings from Operations” means, for any period, net income or loss of us, IIP and our subsidiaries, excluding (1) provisions for gains and losses on sales of investments or joint ventures; (2) provisions for gains and losses on disposition of discontinued operations; (3) non-recurring and/or unusual items deducted in the calculation of net income or loss; and (4) impairment charges, property valuation losses and non-cash charges necessary to record interest rate contracts at fair value; plus amounts received as rent under leases which are accounted for as financing arrangements net of related interest income, as reflected in the consolidated financial statements of us, IIP and our subsidiaries for such period determined in accordance with generally accepted accounting principles.
“Intercompany Debt” means Debt to which the only parties are any of us, IIP and any subsidiary; provided, however, that with respect to any such Debt of which we or IIP is the borrower, such Debt is subordinate in right of payment to the notes.
“Total Assets” as of any date means the sum of (1) our, IIP’s and all of our subsidiaries’ Undepreciated Real Estate Assets and (2) all of our, IIP’s and our subsidiaries’ other assets determined in accordance with generally accepted accounting principles (but excluding intangibles).
“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of our, IIP’s and our subsidiaries’ real estate assets, right of use assets associated with a financing lease in accordance with generally accepted accounting principles on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles; provided that “Undepreciated Real Estate Assets” will not include the right of use assets associated with an operating lease in accordance with generally accepted accounting principles.

“Unencumbered Total Asset Value” as of any date means the sum of (1) those Undepreciated Real Estate Assets not encumbered by any mortgage, lien, charge, pledge or security interest and (2) all of our, IIP’s and our subsidiaries’ other assets on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles), in each case which are unencumbered by any mortgage, lien, charge, pledge or security interest; provided, however, that, in determining Unencumbered Total Asset Value for purposes of the covenant set forth above in “— Maintenance of Unencumbered Total Asset Value,” all investments by us, IIP and any subsidiary in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities accounted for financial reporting purposes using the equity method of accounting in accordance with generally accepted accounting principles shall be excluded from Unencumbered Total Asset Value.
Calculations in Respect of the Notes
Except as explicitly specified otherwise herein, we will be responsible for making all calculations required under the indenture and the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon request.
Guarantees; Release
IIP and the subsidiary guarantors will fully and unconditionally guarantee our obligations under the notes, including the due and punctual payment of principal of and interest on the notes, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise. IIP has no material assets other than its investment in us. The guarantees will be unsecured and unsubordinated obligations of IIP and the subsidiary guarantors and will rank equally in right of payment with other unsecured and unsubordinated obligations of IIP and the subsidiary guarantors, including with respect to the exchangeable senior notes. IIP and the subsidiary guarantors will be automatically and unconditionally released and discharged from their guarantee obligations following delivery of a written notice by us to the trustee, upon the release of all guarantees by IIP and the subsidiary guarantors of the exchangeable senior notes and any additional guarantees by IIP and the subsidiary guarantors of our senior unsecured indebtedness for borrowed money. In addition, the guarantee of any subsidiary guarantor will be released under the indenture in connection with (1) any transaction that results in such subsidiary guarantor ceasing to be a subsidiary of IIP and (2) any sale or other disposition of all or substantially all of the assets of that subsidiary guarantor, by way of merger, consolidation or otherwise, to a Person (as defined in the indenture) that is not (either immediately before or upon giving effect to such transaction) us, IIP or another subsidiary of ours.
Merger, Consolidation or Sale
The indenture provides that we or IIP may consolidate with, or sell, lease or convey all or substantially all of the assets of IIP, us and our subsidiaries, taken as a whole, to, or merge with or into, any other entity, provided that the following conditions are met:
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we or IIP, as the case may be, shall be the continuing entity, or the successor entity (if other than us or IIP, as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be domiciled in the United States and shall expressly assume payment of the principal of and interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions in the indenture;

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immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

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an officer’s certificate and legal opinion covering these conditions shall be delivered to the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which we are not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of ours, and we shall be discharged from our obligations under the notes and the indenture.
Events of Default
The indenture provides that the following events are “Events of Default” with respect to the notes:
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default for 90 days in the payment of any installment of interest under the notes;

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default in the payment of the principal amount or redemption price due with respect to the notes, when the same becomes due and payable; provided, however, that a valid extension of the maturity of the notes in accordance with the terms of the indenture shall not constitute a default in the payment of principal;

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our failure to comply with any of our other agreements in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 90 days after we receive the notice;

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failure to pay any indebtedness for money borrowed by us, IIP or any of our Significant Subsidiaries in an outstanding principal amount in excess of $50.0 million at final maturity or upon acceleration after the expiration of any applicable grace period, which indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice to us from the trustee (or to us and the trustee from holders of at least 25% in principal amount of the outstanding notes); or

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certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us, IIP or any of our Significant Subsidiaries or any substantial part of their respective property.

As used herein, “Significant Subsidiary” means any subsidiary which is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the SEC as in effect on the original issue date of the notes.
If an Event of Default under the indenture with respect to the notes occurs and is continuing (other than an Event of Default specified in the last bullet above with respect to us, which shall result in an automatic acceleration), then in every case the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of all of the notes to be due and payable immediately by written notice thereof to us and IIP (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of outstanding notes may waive all defaults or Events of Default and rescind and annul such declaration and its consequences if all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof) or interest on the notes that have become due solely because of such acceleration, have been cured or waived as provided in the indenture.
Notwithstanding the foregoing, the sole remedy for any violation of any obligations we may be deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or our and IIP’s covenant to provide certain reports under the indenture shall be the accrual of additional interest on the notes as set forth below under “— Reports.”
The indenture also provides that the holders of not less than a majority in principal amount of the outstanding notes may waive any past default with respect to the notes and its consequences, except a default:
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in the payment of the principal of or interest on the notes, unless such default has been cured and we or IIP shall have deposited with the trustee all required payments of the principal of and interest on the notes; or

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in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

The trustee may give notice to the holders of the notes of a default under the indenture unless the default has been cured or waived within 90 days; provided, however, that the trustee may withhold notice to the holders of the notes of any default with respect to the notes (except a default in the payment of the principal of or interest on the notes) if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.
The indenture provides that no holders of the notes may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 90 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of the notes from instituting suit for the enforcement of payment of the principal of and interest on the notes at the respective due dates thereof.
Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes then outstanding under the indenture, unless the holders shall have offered to the trustee security or indemnity that is reasonably satisfactory to it. The holders of not less than a majority in principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the notes, or of exercising any trust or power conferred upon the trustee. However, the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction, and the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may be unduly prejudicial to the holders of the notes not joining therein or the action would involve the trustee in personal liability.
Within 120 days after the close of each fiscal year, we and IIP must deliver a certificate of an officer certifying to the trustee whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.
Defeasance
We may, at our option and at any time, elect to have our obligations and the obligations of IIP and the subsidiary guarantors discharged with respect to the outstanding notes and guarantees thereof (“Legal Defeasance”). Legal Defeasance means that we, IIP and the subsidiary guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and guarantees thereof, and to have satisfied all other obligations under the notes, the guarantees and the indenture, except as to:
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the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and additional interest, if any, on, such notes when such payments are due from the trust funds referred to below;

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our obligations with respect to such notes including exchange and registration of transfer of notes, mutilated, destroyed, lost or stolen notes, issuing temporary notes, cancellation of notes and the maintenance of an office or agency for payment and money for security payments held in trust;

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the rights, powers, trusts, duties, and immunities of the trustee, and our and IIP’s obligations in connection therewith; and

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the Legal Defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of IIP and the subsidiary guarantors released with respect to certain covenants under the indenture, including the covenants listed under “— Certain Covenants” above, as described in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a default or an Event of Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Except as specified herein, however, the remainder of the indenture and the notes and guarantees will be unaffected by the occurrence of Covenant Defeasance, and the notes will continue to be deemed “outstanding” for all other purposes under the indenture other than for the purposes of any direction, waiver, consent or declaration or act of holders (and the consequences of any thereof) in connection with any of the defeased covenants.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:
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we must irrevocably deposit with the trustee, in trust, for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium and additional interest, if any, and interest on, the outstanding notes on the stated date for payment thereof or on the redemption date of such notes, as the case may be, and we must specify whether such notes are being defeased to such stated date for payment or to a particular redemption date;

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in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel confirming that:

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we have received from, or there has been published by, the Internal Revenue Service a ruling, or

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since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

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in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

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no default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other indebtedness being defeased, discharged or replaced), and the granting of liens to secure such borrowings);

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such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other indebtedness being defeased, discharged or replaced) to which we, IIP or any subsidiary guarantor is a party or by which we, IIP or any subsidiary guarantor is bound;

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we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of the notes over our other creditors with the intent of defeating, hindering, delaying or defrauding any of our creditors or others; and

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we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when:
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either:

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all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

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all such notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) are to be called for redemption under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we, in the case of clause (1) or (2) above, have irrevocably deposited or caused to be irrevocably deposited with the trustee or the paying agent (other than us or any of our affiliates), as applicable, as trust funds in trust cash in an amount sufficient to pay and discharge the entire indebtedness on such notes not theretofore delivered to the trustee for cancellation, for principal and interest to the date of such deposit (in the case of notes which have become due and payable) or to the maturity date or redemption date, as the case may be;
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we have paid or caused to be paid all other sums payable under the indenture by us; and

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we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification, Waiver and Meetings
Modifications and amendments of, and supplements to, the indenture (other than certain modifications, supplements and amendments for administrative purposes or for the benefit of note holders, in each case as further described below) will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding notes; provided, however, that no modification or amendment may, without the consent of the holder of each note affected thereby:
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change the stated maturity of the principal of or any installment of interest on the notes issued under the indenture, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, the notes, or adversely affect any right of repayment of the holder of the notes, change the place of payment, or the coin or currency, for payment of principal of or interest on any note or impair the right to institute suit for the enforcement of any payment on or with respect to the notes;

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reduce the above-stated percentage in principal amount of outstanding notes necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or change voting requirements set forth in the indenture;

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modify or affect in any manner adverse to the holders the terms and conditions of our obligations in respect of the payment of principal and interest (except to release the obligations under the guarantees as described in “— Guarantees; Release”); or

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modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holders of the notes.

Notwithstanding the foregoing, modifications and amendments of the indenture will be permitted to be made by us, IIP, the subsidiary guarantors and the trustee without the consent of any holder of the notes for any of the following purposes:
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to evidence a successor to us as obligor or any of IIP or the subsidiary guarantors as guarantors under the indenture;

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to add to our covenants or those of IIP or the subsidiary guarantors for the benefit of the holders of the notes or to surrender any right or power conferred upon us, IIP or the subsidiary guarantors in the indenture;

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to add Events of Default for the benefit of the holders of the notes;

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to amend or supplement any provisions of the indenture; provided that no amendment or supplement shall materially adversely affect the interests of the holders of any notes then outstanding;

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to secure the notes;

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to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

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to provide for rights of holders of the notes if any consolidation, merger or sale of all or substantially all of the property or assets of IIP, us and our subsidiaries, taken as a whole, occurs;

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to cure any ambiguity, defect or inconsistency in the indenture; provided that this action shall not adversely affect the interests of holders of the notes in any material respect;

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to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

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to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of the notes; provided that the action shall not adversely affect the interests of the holders of the notes in any material respect; or

•
to conform the text of the indenture, any guarantee or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, such guarantee or the notes.

In addition, without the consent of any holder of the notes, IIP, or a subsidiary thereof, may directly assume the due and punctual payment of the principal of, any premium, if any, and interest on, all the notes and the performance of every covenant of the indenture on our part to be performed or observed. Upon any assumption, IIP or the subsidiary shall succeed us, and be substituted for and may exercise every right and power of ours, under the indenture with the same effect as if IIP or the subsidiary had been the issuer of the notes, and we shall be released from all obligations and covenants with respect to the notes. No assumption shall be permitted unless IIP has delivered to the trustee (1) an officers’ certificate and an opinion of counsel, stating, among other things, that the guarantees and all other covenants of IIP and the subsidiary guarantors in the indenture remain in full force and effect and (2) an opinion of independent counsel that the holders of the notes shall have no materially adverse U.S. federal tax consequences as a result of the assumption, and that, if any such notes are then listed on the New York Stock Exchange, that such notes shall not be delisted as a result of the assumption.
In determining whether the holders of the requisite principal amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of the notes, the indenture provides that notes owned by us or any other obligor upon the notes or any of our affiliates or of the other obligor shall be disregarded.
The indenture contains provisions for convening meetings of the holders of the notes. A meeting will be permitted to be called at any time by the trustee, and also, upon request, by us, IIP or the holders of at least 10% in principal amount of the outstanding notes, in any case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each note affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding notes; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding notes. Any resolution passed or decision taken at any meeting of holders of the notes duly held in accordance with the indenture will be binding on all holders of the notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding notes; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding notes, holders holding or representing the specified percentage in principal amount of the outstanding notes will constitute a quorum.
Reports
Whether or not we are subject to Section 13 or 15(d) of the Exchange Act and for so long as any notes are outstanding, we will furnish to the trustee (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case within 15 days after we file such reports with the SEC or would be required to file such reports with the SEC pursuant to the applicable rules and regulations of the SEC, whichever is earlier. Reports, information and documents filed with the SEC via the EDGAR system will be deemed to be delivered to the trustee as of the time of such filing via EDGAR for purposes of this covenant; provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via EDGAR. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants relating to the notes (as to which the trustee is entitled to rely exclusively on an officers’ certificate). Notwithstanding the foregoing, we may satisfy our obligation to furnish the reports described above by furnishing such reports filed by IIP, as permitted by the SEC.
The sole remedy for any violation of any obligations we may be deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act or our covenant to provide certain reports under the indenture as described above shall be the accrual of additional interest on the notes at a rate of 0.25% per annum, payable semiannually. In no event shall additional interest accrue at a combined per annum rate in excess of 0.50% per annum pursuant to the indenture, regardless of the number of events or circumstances giving rise to the requirement to pay such additional interest. We will pay the additional interest to holders entitled thereto in the same manner as interest is paid on the notes.
Rule 144A Information
If so required by Rule 144A, we and IIP will promptly furnish to the holders, beneficial owners and prospective purchasers of the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) to facilitate the resale of the notes pursuant to Rule 144A.
Trustee
GLAS Trust Company LLC, a limited liability company organized and existing under the laws of the State of New Hampshire, will initially act as the trustee, registrar, exchange agent and paying agent under the indenture, subject to replacement in certain circumstances.
If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.
The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.
No Conversion or Exchange Rights
The notes will not be convertible into or exchangeable for any capital stock of us or IIP.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator, stockholder or limited partner of ours or IIP, as such, will have any liability for any of our obligations or those of IIP under the notes, the indenture, any guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Book-Entry, Delivery and Form
The exchange notes will initially be represented by a global note in registered form without interest coupons attached (the Global Notes). The Global Note representing the notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (Certificated Notes) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.
Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”) (as indirect participants in DTC), which may change from time to time.
Depository Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised us that, pursuant to procedures established by it, ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture governing the notes for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture governing the notes. Under the terms of the indenture, we, IIP and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, IIP, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:
(1)
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)
any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
None of us, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for Certificated Notes if:
(1)
DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 120 days after the date of such notice;

(2)
we, in our sole discretion, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3)
upon request from DTC if there has occurred and is continuing a default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Exchange of Certificated Notes for Global Notes
Certificated Notes may be exchanged for beneficial interests in a Global Note pursuant to the terms of the indenture.
Same Day Settlement and Payment
We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC, to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Notices
Except as otherwise provided in the indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the note register; provided that notices given to holders holding notes in book-entry form may be given through the facilities of DTC or any successor depository.
Governing Law
The indenture, the notes and the guarantees will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF IIP OPERATING PARTNERSHIP, LP
The material terms and provisions of the Agreement of Limited Partnership of IIP Operating Partnership, LP (the “Operating Partnership Agreement”) are summarized below. For more detail, we refer you to the Operating Partnership Agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
General
IIP Operating Partnership, LP is a Delaware limited partnership that was formed on June 20, 2016. IIP is the Operating Partnership’s sole general partner and owns, directly or through subsidiaries, 100% of the partnership interests in the Operating Partnership. The Operating Partnership is classified as a partnership for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”
Description of Partnership Interests
The Operating Partnership has two classes of partnership interests: general partnership interests and limited partnership interests. General partnership interests represent an interest as a general partner in the Operating Partnership and IIP, as general partner, holds all such interests.
Limited partnership interests represent an interest as a limited partner in the Operating Partnership. The Operating Partnership may issue, at the sole discretion of the general partner, additional partnership interests and classes of partnership interests with rights different from, and superior to, those of general partnership interests and/or limited partnership interests.
Management of the Operating Partnership
The Operating Partnership is organized as a Delaware limited partnership pursuant to the terms of the Operating Partnership Agreement. IIP is the general partner of the Operating Partnership and conducts substantially all of its business through it. Pursuant to the Operating Partnership Agreement, IIP, as the general partner, has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership.
Indemnification
To the extent permitted by law, the Operating Partnership Agreement provides for indemnification of IIP when acting in good faith and in the best interests of the Operating Partnership in its capacity as general partner. It also provides for indemnification of directors, officers and other persons that we may designate under the same conditions, and subject to the same restrictions, applicable to the indemnification of officers, directors, employees and stockholders under IIP’s charter.
Issuance of Additional Units
As general partner of the Operating Partnership, IIP is able to cause the Operating Partnership to issue additional units representing general and/or limited partnership interests. A new issuance may include preferred units, which may have rights which are different than, and/or superior to, those of general partnership interests and limited partnership interests.
Capital Contributions
The Operating Partnership Agreement provides that, if the Operating Partnership requires additional funds at any time, or from time to time, in excess of funds available to it from prior borrowings, operating revenue or capital contributions, IIP, as the general partner, has the right to raise additional funds required by the Operating Partnership by causing it to borrow the necessary funds from third parties on such terms and conditions as we deem appropriate. As an alternative to borrowing funds required by the Operating Partnership, IIP may contribute the amount of such required funds as an additional capital contribution.

Liquidation
Upon the liquidation of the Operating Partnership, after payment of debts and obligations, any remaining assets of the partnership will be distributed to partners pro rata in accordance with their relative percentage interest ownership.
Distributions and Allocations
Distributions are made, and all items of net income, net loss and any other individual items of income, gain, loss or deduction of the Operating Partnership are allocated to the general partner and the limited partner based on their relative percentage interest ownership.
Term
The Operating Partnership will continue in full force and effect until December 31, 2099 or until sooner dissolved and terminated upon (1) IIP’s election to dissolve the Operating Partnership, (2) the entry of a decree of judicial dissolution of the Operating Partnership or (3) by operation of law.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general summary of the material U.S. federal income tax consequences of the exchange of the private notes for the exchange notes. This discussion is based upon the Internal Revenue Code of 1986 (the “Code”), the Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The following relates only to the exchange notes that are acquired in this offering for the private notes originally acquired at their initial offering for an amount of cash equal to their issue price. Unless otherwise indicated, this summary addresses only the material U.S. federal income tax consequences relevant to investors who hold the private notes and the exchange notes as “capital assets” within the meaning of Section 1221 of the Code.
This summary does not purport to address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities (and persons holding the notes through a partnership or other pass-through entity), retirement plans, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” U.S. holders who hold notes through non-U.S. brokers or other non-U.S. intermediaries, persons required to accelerate their reporting of gross income as a result of such income being recognized on an applicable financial statement and persons holding the exchange notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment. The discussion does not address any state, local, foreign or non-income tax consequences of the exchange of the private notes for the exchange notes, including any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).
THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE EXCHANGE OF THE PRIVATE NOTES FOR THE EXCHANGE NOTES. YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR(S) WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF EXCHANGING THE PRIVATE NOTES FOR THE EXCHANGE NOTES AS WELL AS THE APPLICATION OF ANY NON-INCOME TAX LAWS OR ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR ALTERNATIVE MINIMUM TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
The exchange of the private notes for the exchange notes pursuant to this offering will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, (1) holders of the private notes will not recognize any taxable gain or loss as a result of such exchange (2) the holding period of the exchange notes received should include the holding period of the private notes exchanged therefor, and (3) the adjusted tax basis of the exchange notes received should be the same as the adjusted tax basis of the private notes exchanged therefor immediately before such exchange. The material U.S. federal income tax consequences of holding and disposing of the exchange notes will generally be the same as those applicable to the private notes.

PLAN OF DISTRIBUTION
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for private notes where the broker-dealer acquired the private notes as a result of market-making activities or other trading activities. We have agreed that we will cause this registration statement to remain effective for one year following the consummation of this exchange offer. Until 90 days after the date of delivery of this prospectus, all broker-dealers effecting transactions in the notes may be required to deliver a prospectus.
We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
This exchange offer is being made by the Operating Partnership based upon our understanding of interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, that the exchange notes issued in exchange for the private notes pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders thereof, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that: (i) such holder is not our “affiliate”, as defined in Rule 405 under the Securities Act; (ii) such exchange notes are acquired in the ordinary course of such holder’s business; and (iii) such holder is not engaged in, does not intend to engage in, a distribution of such exchange notes and has no arrangement or understanding with any person to participate in a distribution, as defined in the Securities Act, of the exchange notes. However, we have not sought our own no-action letter and therefore the staff of the SEC has not considered this exchange offer in the context of a no-action letter. There can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer as in other circumstances. If a holder of private notes is an affiliate of ours, acquires the exchange notes other than in the ordinary course of such holder’s business or is engaged in or intends to engage in a distribution of the exchange notes or has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, such holder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.
By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have amended or supplemented this prospectus to correct such misstatement or omission and have furnished (or made available) copies of any amendment or supplement to the prospectus to the broker-dealer.
We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the notes (including any broker-dealers) against liabilities under the Securities Act.

LEGAL MATTERS
Certain legal matters in connection with this offering will be passed upon for us by Foley & Lardner, LLP.
EXPERTS
The consolidated financial statements and schedule of Innovative Industrial Properties, Inc. as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a Registration Statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement. For further information about us and the notes, you should refer to the Registration Statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our Registration Statement.
IIP files annual, quarterly and special reports and other information with the SEC. You may read and copy any document IIP files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC at www.sec.gov. We also make available, free of charge through our website, IIP’s annual, quarterly and current reports, proxy statements and other information, including amendments thereto, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website is www.innovativeindustrialproperties.com. Our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus.
If you request, either orally or in writing, we will provide you a copy of any or all of the documents referenced above. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. A written request should be addressed to Innovative Industrial Properties, Inc., 11440 West Bernardo Court, Suite 100, San Diego, California 92127, Attention: Secretary.
You should rely only upon the information incorporated by reference or provided in this prospectus. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information that IIP files with the SEC, which means that we may disclose important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference the specific documents listed below as well as any additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the filing of the registration statement to which this prospectus relates and all such future filings that we make with the SEC prior to the termination of the offering made by this prospectus, which will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents (other than, in each case, any information that we “furnish” and do not “file” in accordance with the SEC’s rules):
•
IIP’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021;

•
IIP’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed with the SEC on May 6, 2021 and August 5, 2021, respectively;

•
the information specifically incorporated by reference into IIP’s Annual Report on Form 10-K for the year ended December 31, 2020 from IIP’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 19, 2021;

•
IIP’s Current Reports on Form 8-K filed with the SEC on January 6, 2021, January 15, 2021, May 25, 2021, June 4, 2021, June 29, 2021 and September 10, 2021;

•
the description of IIP’s common stock, which is contained in the Registration Statement on Form 8-A, filed with the SEC on November 17, 2016; and

•
the description of IIP’s 9.00% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), which is contained in the Registration Statement on Form 8-A, filed with the SEC on October 12, 2017.

To the extent that any information contained in any document or portions thereof, whether specifically listed above or filed in the future, that are furnished to, rather than filed with, the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K, such information or exhibit is specifically not incorporated by reference in this prospectus.
We will provide without charge upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any such document should be directed to:
Innovative Industrial Properties, Inc.
11440 West Bernardo Court, Suite 100
San Diego, California 92127
Attn: Secretary
(858) 997-3332
You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the dates specified on those respective documents.

IIP OPERATING PARTNERSHIP, LP
OFFER TO EXCHANGE
$300,000,000 5.50% Senior Notes due 2026 and Guarantees that have been registered under the Securities Act for
$300,000,000 5.50% Senior Notes due 2026 and Guarantees
PROSPECTUS
September 13, 2021